FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934

                Date of Report (Date of Earliest event reported):
                                 March 24, 2000

                             GERMAN AMERICAN BANCORP
               (Exact name of registrant as specified in charter)




     Indiana                       0-11244                        35-1547518
(State or other            (Commission File Number)              (IRS Employer
jurisdiction of                                                   Identification
Incorporation)                                                    Number)



                     711 Main Street, Jasper, Indiana 47546
                    (Address of Principal Executive Offices)

                                 (812) 482-1314
              (Registrant's telephone number, including area code)



                                       NA
         (Former Name and Former Address, if changed since last report)



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Item 5.           Other Events

                  The Registrant has announced that it has agreed in principle to acquire Holland Bancorp, Inc., Holland, Indiana. The proposed transaction is more completely described in the press release which is attached hereto as
Exhibit 99.

Exhibit No.          Description

      99             Press Release issued by the Registrant on March 24, 2000.

                                   EXHIBIT 99

HOLLAND BANCORP, INC., HOLLAND, INDIANA, TO MERGE WITH GERMAN AMERICAN BANCORP

JASPER, INDIANA, March 24, 2000 German American Bancorp (NASDAQ:GABC) and Holland Bancorp, Inc., jointly announced today that an agreement in principle has been reached for the merger of Holland with and into German American, and the simultaneous merger of Holland's sole bank subsidiary, The Holland National Bank, into German American's lead bank subsidiary, The German American Bank. The Holland National Bank operates four banking offices in Dubois County, Indiana.

Under the terms of the proposed merger, the shareholders of Holland would receive 3.5 shares of German American common stock for each of their Holland shares, or an aggregate of approximately 947,777 shares of common stock of German American.

At December 31, 1999, Holland had total assets of and total shareholders' equity of $64 million and $ 6 million, respectively. Holland reported net income of $532 thousand for the year ended December 31, 1999.

The proposed merger is subject to the completion of due diligence and execution of a definitive agreement, approval by shareholders of Holland, Holland's receipt of a fairness opinion, approval of the appropriate bank regulatory agencies and other conditions. It is contemplated that the mergers will be consummated during the third quarter of 2000, and that they will be accounted for under the pooling of interests method of accounting.

In commenting on the proposed merger, GABC President and CEO, Mark A. Schroeder, stated, "This combination allows both organizations to significantly leverage our operating efficiencies with a prudent `in-market' partnership that we expect to positively enhance the longer-term franchise value for all stakeholders." He continued, "Our discussions with the Holland Directors have affirmed our similar community and shareholder philosophies . . . broad, local ownership singularly espousing local decision making, relationship banking and community-focused `citizenship'. We are extremely excited about the opportunity this business combination affords us to offer enhanced banking and financial services competition within our market area."

Following the completion of the proposed transaction, German American Bancorp will have total assets of approximately $1.1 billion and will operate five bank subsidiaries with a total of 29 banking offices, and two insurance agency subsidiaries with a total of six agency offices, within eight contiguous counties in Southwest Indiana. German American's lines of business include comprehensive retail, commercial and private banking capabilities, including mortgage banking, commercial leasing, title insurance, and a full range of personal and corporate property and casualty insurance products. Its stock is traded on NASDAQ's National Market System under the symbol GABC. More information can be found at www.germanamericanbancorp.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  GERMAN AMERICAN BANCORP

Date:      March 24, 2000         By/s/Mark A. Schroeder
           --------------------   --------------------------------------
                                  Mark A. Schroeder
                                  President and CEO

Date:      March 24, 2000         By/s/Richard E. Trent
           --------------------   --------------------------------------
                                  Richard E. Trent
                                  Senior Vice President
                                  Chief Financial Officer and Principal
                                        Accounting Officer